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                                                                     EXHIBIT 11

                    NABORS INDUSTRIES, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                    (In thousands, except per share amounts)








                                                           Three months ended June 30,  Nine months ended June 30,
                                                                 1997        1996         1997        1996
                                                               --------     -------     --------     -------

Primary:
   Average shares outstanding                                    96,357      85,669       94,834      84,951
   Net effect of dilutive stock options and warrants-based
      on the treasury stock method using average market
      price                                                       6,120       8,874        6,080       7,537
                                                               --------     -------     --------     -------
   Total                                                        102,477      94,543      100,914      92,488
                                                               --------     -------     --------     -------
   Net income                                                  $ 31,132     $18,669     $ 72,688     $50,753
                                                               --------     -------     --------     -------
   Per share amount                                            $    .30     $   .20     $    .72     $   .55
                                                               --------     -------     --------     -------

Fully Diluted:
   Average shares outstanding                                    96,357      85,669       94,834      84,951
   Net effect of dilutive stock options and warrants-based
      on the treasury stock method using quarter-end
      market price, if higher than average market price           7,655       9,495        7,655       9,495
   Assumed conversion of 5% convertible notes (1)                 9,517          --        9,517          --
                                                               --------     -------     --------     -------
   Total                                                        113,529      95,164      112,006      94,446
                                                               --------     -------     --------     -------
   Net income                                                  $ 31,132     $18,669     $ 72,688     $50,753
   Add 5% convertible note interest, net of federal
      income tax effect (1)                                       1,402          --        4,205          --
                                                               --------     -------     --------     -------
   Total                                                       $ 32,534     $18,669     $ 76,893     $50,753
                                                               --------     -------     --------     -------
   Per share amount                                            $    .29     $   .20     $    .69     $   .54
                                                               --------     -------     --------     -------




(1) The convertible securities are not included in the fully diluted earnings per share calculation for the three months and nine months ended June 30, 1996 because inclusion would have been anti-dilutive.